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                                                                    EXHIBIT 99.1

NEWS BULLETIN
     FROM
FRB WEBER SHANDWICK FINANCIAL COMMUNICATIONS

   RE:   DDi Corp.
         1220 Simon Circle
         Anaheim, CA 92806
         NasdaqNM:  DDIC

For Further Information:
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
AT THE COMPANY:           AT FRB|WEBER SHANDWICK:
Joe Gisch                 Kristen McNally                  Jill Fukuhara
Chief Financial Officer   General Information/Media        Investor/Analyst Information
(714) 688-7200            (310) 407-6548                   (310) 407-6539
                          or kmcnally@webershandwick.com   or jfukuhara@webershandwick.com

FOR IMMEDIATE RELEASE
March 27, 2002

                 DDI CORP. ANNOUNCES PRICING OF PRIVATE OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES

ANAHEIM, CA, March 27, 2002 - DDi Corp. (Nasdaq: DDIC) today announced the pricing of its private offering of $100 million aggregate principal amount of 6.25% convertible subordinated notes due 2007. (The amount of the offering was increased from the $75 million aggregate principal amount previously reported.) An additional amount of up to $15 million may be issued at the option of the initial purchasers exercisable within 30 days.

The offering was made to the initial purchasers pursuant to a private placement. The initial purchasers have informed the Company that they will offer and sell the notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933. The notes are unsecured obligations, convertible, prior to maturity, into shares of DDi Corp. common stock at the option of the holder at a conversion price of $11.04 per share (which represents a conversion premium of 22% over the last reported sale price on the Nasdaq National Market on March 26, 2002). The offering is expected to close on April 2, 2002 and is subject to customary closing conditions.

A portion of the estimated net proceeds from the sale of the notes (including any notes sold pursuant to the over-allotment option granted to the initial purchasers) will be used to repay a portion of the Company's senior term facility and for working capital and general corporate purposes.

The notes and the shares of DDi Corp. common stock issuable upon conversion of the notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes and any shares of DDi Corp. common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.